October 14, 2015
Investors May Contact:
Lee McEntire, Bank of America, 1.980.388.6780
Jonathan Blum, Bank of America (Fixed Income), 1.212.449.3112
Reporters May Contact:
Jerry Dubrowski, Bank of America, 1.980.388.2840
jerome.f.dubrowski@bankofamerica.com

Bank of America Reports Third-quarter 2015 Net Income of $4.5 Billion, or $0.37 per
Diluted Share

2015 Year-to-date Net Income of $13.2 Billion, or $1.09 per Diluted Share
Continued Business Momentum1

•	Total Deposits (EOP) up $50 Billion, or 4 Percent, to $1.16 Trillion

•	Residential Mortgage and Home Equity Loan Originations up 13 Percent to $17 Billion

•	1.3 Million New Credit Cards Issued, up 5 Percent

•	Number of Mobile Banking Users up 14 Percent to 18.4 Million

•	Merrill Edge Brokerage Assets up 8 Percent to $117 Billion

•	Wealth Management Loan Balances (EOP) up $12 Billion, or 10 Percent, to $135 Billion

•	Global Banking Loan Balances (EOP) up $30 Billion, or 11 Percent, to $315 Billion

•	Investment Bank Generated $391 Million in Advisory Fees, Second-Highest Quarter Since Merrill Lynch Merger
Continued Progress on Expense Management; Credit Quality Remains Strong1

•	Noninterest Expense, Excluding Litigation, Down 4 Percent to $13.6 Billion(A)

•	Legacy Assets and Servicing Noninterest Expense, Excluding Litigation, Down 32 Percent to $0.9 Billion(B)

•	Net Charge-offs Down 11 Percent to $932 Million
Record Capital and Liquidity Levels1

•	Common Equity Tier 1 Capital (Transition) Increased to $161.6 Billion

•	Common Equity Tier 1 Capital (Fully Phased-in) Increased to Record $153.1 Billion(C)

•	Record Global Excess Liquidity Sources up $70 Billion to $499 Billion; Time-to-required Funding at 42 Months(D)

•	Tangible Book Value per Share up 10 Percent to $15.50 per Share(E)

•	Book Value per Share up 7 Percent to $22.41 per Share

•	Return on Average Assets 0.82 Percent; Return on Average Tangible Common Equity 10 Percent; Return on Average Common Equity 6.97 Percent(F)

•	Returned $3.1 Billion to Common Shareholders Year-to-Date Via Repurchases and Dividends

----------------------
1Dollar and percent changes compare to third-quarter 2014 unless noted.

CHARLOTTE — Bank of America Corporation today reported net income of $4.5 billion, or $0.37 per diluted share, for the third quarter of 2015, compared to a net loss of $232 million, or $0.04 per share, in the year-ago period.

"We saw solid results this quarter by continuing to execute our long-term strategy," said Chief Executive Officer Brian Moynihan. “The key drivers of our business -- deposit taking and lending to both our consumer and corporate clients -- moved in the right direction this quarter and our trading results on behalf of clients remained fairly stable in challenging capital markets conditions. Our balanced approach to serving customers and clients is on track as the economy continues to move forward."

"Our results this quarter reflect our ongoing efforts to improve operating leverage while continuing to invest in our business," said Chief Financial Officer Paul Donofrio. "We built capital and liquidity to record levels and grew total loans for the second consecutive quarter while continuing to operate within our risk framework."

Selected Financial Highlights

	Three Months Ended
(Dollars in millions, except per share data)	September 30 2015	June 30 2015	September 30 2014
Net interest income, FTE basis[1]	$9,742	$10,716	$10,444
Noninterest income	11,171	11,629	10,990
Total revenue, net of interest expense, FTE basis[1]	20,913	22,345	21,434
Provision for credit losses	806	780	636
Noninterest expense[2]	13,807	13,818	20,142
Net income (loss)	$4,508	$5,320	$(232)
Diluted earnings (loss) per common share	$0.37	$0.45	$(0.04)

[1]
Fully taxable-equivalent (FTE) basis for the corporation is a non-GAAP financial measure. For more information, see endnote G. Net interest income on a GAAP basis was $9.5 billion, $10.5 billion and $10.2 billion for the three months ended September 30, 2015, June 30, 2015 and September 30, 2014, respectively. Total revenue, net of interest expense, on a GAAP basis was $20.7 billion, $22.1 billion and $21.2 billion for the three months ended September 30, 2015, June 30, 2015 and September 30, 2014, respectively.

[2]	Noninterest expense includes litigation expense of $231 million, $175 million and $6.0 billion for the three months ended September 30, 2015, June 30, 2015 and September 30, 2014, respectively.

Revenue, net of interest expense, on an FTE basis, was $20.9 billion(G), down $521 million from the third quarter of 2014. This was largely driven by higher negative market-related adjustments on the company's debt securities portfolio due to lower long-term interest rates, partially offset by higher positive net debit valuation adjustments (DVA), compared to the year-ago quarter. The current quarter included $597 million in negative market-related adjustments and $313 million in positive net DVA.

Net interest income, on an FTE basis, was $9.7 billion in the third quarter of 2015, down 7 percent, or $702 million, from the year-ago quarter. Excluding the impact of market-related adjustments, net interest income was $10.3 billion in the third quarter of 2015, compared to $10.0 billion in the prior quarter and $10.5 billion in the year-ago quarter(G). The decline from the third quarter of 2014 was driven by lower consumer loan balances and lower yields, partially offset by commercial loan growth and lower long-term debt balances.
Noninterest income was up 2 percent, or $181 million, from the year-ago quarter to $11.2 billion. Results for the most recent quarter reflected year-over-year increases in mortgage banking and card income, higher asset management fees and other income, partially offset by lower capital markets revenue and lower equity investment income.

The provision for credit losses increased $170 million from the third quarter of 2014 to $806 million. Net charge-offs were $932 million in the third quarter of 2015, compared to $1.1 billion in the second quarter of 2015 and $1.0 billion in the third quarter of 2014. The net charge-off ratio improved to 0.42 percent in the third quarter of 2015 from 0.46 percent in the year-ago quarter. The decline in net charge-offs was driven primarily by an improvement in consumer portfolio trends, partially offset by higher commercial charge-offs. The net reserve release was $126 million in the third quarter of 2015, compared to a net reserve release of $407 million in the third quarter of 2014.

Noninterest expense declined $6.3 billion, or 31 percent, from the third quarter of 2014 to $13.8 billion. Excluding litigation expense of $231 million in the third quarter of 2015 and $6.0 billion in the year-ago quarter, noninterest expense decreased 4 percent from the year-ago quarter to $13.6 billion, reflecting lower Legacy Assets and Servicing (LAS) expense(A). Continued cost management efforts allowed the company to continue to invest in growth opportunities while keeping expenses relatively flat from the prior quarter.

The effective tax rate for the third quarter of 2015 was 26 percent, which included benefits related to the restructuring of certain non-U.S. subsidiaries.

Business Segment Results
The company reports results through five business segments: Consumer Banking, Global Wealth and Investment Management (GWIM), Global Banking, Global Markets, and Legacy Assets and Servicing (LAS), with the remaining operations recorded in All Other.
Consumer Banking

	Three Months Ended
(Dollars in millions)	September 30 2015	June 30 2015	September 30 2014
Total revenue, net of interest expense, FTE basis	$7,832	$7,544	$7,749
Provision for credit losses	648	506	668
Noninterest expense	4,434	4,318	4,462
Net income	$1,759	$1,706	$1,669
Return on average allocated capital[1]	24%	24%	22%
Average loans	$206,337	$201,703	$197,374
Average deposits	548,895	545,454	514,549
At period-end
Brokerage assets	$117,210	$121,961	$108,533

[1]
Return on average allocated capital is a non-GAAP financial measure. The company believes the use of this non-GAAP financial measure provides additional clarity in assessing the results of the segments. Other companies may define or calculate this measure differently. For reconciliation to GAAP financial measures, refer to pages 22-24 of this press release.

Business Highlights

•	Average deposit balances increased $34.3 billion, or 7 percent, from the year-ago quarter to $548.9 billion.

•
The company originated $13.7 billion in first-lien residential mortgage loans and $3.1 billion in home equity loans in the third quarter of 2015, compared to $11.7 billion and $3.2 billion, respectively, in the year-ago quarter.

•	Client brokerage assets increased $8.7 billion, or 8 percent, from the year-ago quarter to $117.2 billion, driven primarily by strong account flows, partially offset by lower market valuations.

•	The company issued 1.3 million new consumer credit cards in the third quarter of 2015, up from 1.2 million cards issued in the year-ago quarter.

Financial Overview

Consumer Banking reported net income of $1.8 billion, up 5 percent from the year-ago quarter. The business saw increased customer activity during the quarter with year-over-year increases in deposits, mortgage originations, credit card issuance and brokerage assets. In addition, the number of mobile banking users increased 14 percent from the year-ago quarter to 18.4 million users.

Revenue was up 1 percent from the third quarter of 2014 to $7.8 billion, as higher noninterest income was largely offset by lower net interest income. Net interest income declined as the benefit from higher deposits was more than offset by the impact of the company's allocation of asset liability management (ALM) activities and lower card yields. Noninterest income was up 6 percent to $2.8 billion, driven by gains on divestitures and higher card income, partially offset by lower service charges.

The provision for credit losses decreased $20 million from the year-ago quarter to $648 million, driven by continued improvement in credit quality, primarily related to the small business and credit card portfolios.

Noninterest expense decreased 1 percent from the third quarter of 2014 to $4.4 billion, as the company continued to optimize its delivery network and invest some of the savings from these initiatives back into the business by adding sales specialists. Over the last 12 months, the company has added more than 300 mortgage loan officers, financial solutions advisors and small business bankers to help serve customers and deepen relationships.

Driven by the continued growth in mobile banking and other self-service customer touchpoints, the company closed or divested 244 locations and added 38 locations since the third quarter of 2014, resulting in a total of 4,741 financial centers at the end of the third quarter of 2015.

Return on average allocated capital was 24 percent in the third quarter of 2015, compared to 22 percent in the third quarter of 2014.

Global Wealth and Investment Management (GWIM)

	Three Months Ended
(Dollars in millions)	September 30 2015	June 30 2015	September 30 2014
Total revenue, net of interest expense, FTE basis	$4,468	$4,573	$4,666
Provision for credit losses	(2)	15	(15)
Noninterest expense	3,447	3,459	3,405
Net income	$656	$689	$812
Return on average allocated capital[1]	22%	23%	27%
Average loans and leases	$133,168	$130,270	$121,002
Average deposits	243,980	239,974	239,352
At period-end (dollars in billions)
Assets under management	$877	$930	$888
Total client balances[2]	2,396	2,522	2,462

[1]
Return on average allocated capital is a non-GAAP financial measure. The company believes the use of this non-GAAP financial measure provides additional clarity in assessing the results of the segments. Other companies may define or calculate this measure differently. For reconciliation to GAAP financial measures, refer to pages 22-24 of this press release.

[2]	Total client balances are defined as assets under management, client brokerage assets, assets in custody, client deposits and loans (including margin receivables).

Business Highlights

•
The number of wealth advisors increased by 998 advisors from the year-ago quarter to 18,037, due to continued investment within the Advisor Development program, improved competitive recruiting and near historically low advisor attrition levels. This increase includes 174 advisors in Consumer Banking as the company continues to expand its specialist network to broaden and deepen client relationships.

•	Third-quarter 2015 long-term assets under management (AUM) flows of $4.4 billion were the 25th consecutive quarter of positive flows.

•
Average deposit balances increased 2 percent, or $4.6 billion, from the year-ago quarter to $244.0 billion, and average loan balances increased 10 percent from the year-ago quarter to $133.2 billion, marking the 22nd consecutive quarter of loan balance growth.

•	Asset management fees increased 2 percent from the third quarter of 2014 to $2.1 billion.

Financial Overview

Global Wealth and Investment Management reported net income of $656 million, compared to $812 million in the third quarter of 2014. Revenue was down $198 million to $4.5 billion, as higher asset management fees were more than offset by lower transactional revenue and the impact of the company's allocation of ALM activities on net interest income. This is the continuation of a trend in transactional revenue as clients continue to migrate from brokerage to managed relationships, compounded by lower markets and muted new issue activity.

The third-quarter 2015 pretax margin was 23 percent, down from 27 percent in the year-ago quarter.

Noninterest expense increased slightly from the year-ago quarter to $3.4 billion, as litigation-related costs were higher and the number of wealth advisors grew by 6 percent from the year-ago quarter.

The benefit in the provision for credit losses decreased $13 million from the year-ago quarter to a benefit of $2 million, driven by higher recoveries recorded in the year-ago quarter.

Return on average allocated capital was 22 percent in the third quarter of 2015, compared to 27 percent in the year-ago quarter.

Global Banking

	Three Months Ended
(Dollars in millions)	September 30 2015	June 30 2015	September 30 2014
Total revenue, net of interest expense, FTE basis	$4,191	$4,106	$4,345
Provision for credit losses	179	177	(64)
Noninterest expense	2,020	1,932	2,016
Net income	$1,277	$1,251	$1,521
Return on average allocated capital[1]	14%	14%	18%
Average loans and leases	$310,043	$300,631	$283,264
Average deposits	296,321	288,117	291,927

[1]
Return on average allocated capital is a non-GAAP financial measure. The company believes the use of this non-GAAP financial measure provides additional clarity in assessing the results of the segments. Other companies may define or calculate this measure differently. For reconciliation to GAAP financial measures, refer to pages 22-24 of this press release.

Business Highlights

•	Bank of America Merrill Lynch generated firmwide investment banking fees of $1.3 billion, excluding self-led deals, in the third quarter of 2015, maintaining its No. 3 global ranking(H).

•
Bank of America Merrill Lynch was ranked among the top three global financial institutions in high-yield corporate debt, leveraged loans, mortgage-backed securities, asset-backed securities, convertible debt, investment grade corporate debt, syndicated loans, and debt capital markets during the third quarter of 2015(H).

•	Firmwide advisory fees of $391 million were the second-highest results since the Merrill Lynch merger.

•
Average loan and lease balances increased $26.8 billion, or 9 percent, from the year-ago quarter, to $310 billion, largely due to growth in the commercial and industrial loan portfolio and in the commercial real estate portfolio.

Financial Overview

Global Banking reported net income of $1.3 billion in the third quarter of 2015, compared to $1.5 billion in the third quarter of 2014, as strong loan and deposit growth and higher advisory fees were offset by lower net interest income and lower underwriting fees in line with lower industry volumes.

Net interest income was down $105 million, reflecting the impact of the company's allocation of ALM activities and liquidity costs, as well as compression in loan spreads. This was offset in part by loan growth. Firmwide investment banking fees, excluding self-led deals, decreased to $1.3 billion in the third quarter from the year-ago quarter of $1.4 billion, with higher advisory fees more than offset by a decline in equity issuance fees.

The return on average allocated capital was 14 percent in the third quarter of 2015, compared to 18 percent in the year-ago quarter.

The provision for credit losses increased $243 million from the year-ago quarter to $179 million, associated with higher loan balances and higher reserve releases in the prior year. Noninterest expense was relatively unchanged from the year-ago quarter at $2.0 billion.

Global Markets

	Three Months Ended
(Dollars in millions)	September 30 2015	June 30 2015	September 30 2014
Total revenue, net of interest expense, FTE basis	$4,071	$4,267	$4,161
Total revenue, net of interest expense, FTE basis, excluding net DVA[1]	3,758	4,165	3,956
Provision for credit losses	42	6	45
Noninterest expense	2,683	2,732	3,357
Net income	$1,008	$992	$371
Return on average allocated capital[2]	11%	11%	4%
Total average assets	$597,103	$602,735	$599,977

[1]
Represents a non-GAAP financial measure. Net DVA gains were $313 million, $102 million and $205 million for the three months ended September 30, 2015, June 30, 2015 and September 30, 2014, respectively.

[2]
Return on average allocated capital is a non-GAAP financial measure. The company believes the use of this non-GAAP financial measure provides additional clarity in assessing the results of the segments. Other companies may define or calculate this measure differently. For reconciliation to GAAP financial measures, refer to pages 22-24 of this press release.

Business Highlights

•
Equities sales and trading revenue, excluding net DVA, increased 12 percent from the year-ago quarter to $1.2 billion, driven by a strong performance in derivatives, reflecting favorable market conditions(I).

•	Bank of America Merrill Lynch’s U.S. Equity Research Team was ranked No. 1 in the 2015 All-America Institutional Investor survey.

Financial Overview

Global Markets reported net income of $1.0 billion in the third quarter of 2015, compared to $371 million in the year-ago quarter, as lower noninterest expense, principally litigation, was partially offset by lower Fixed Income, Currencies and Commodities (FICC) sales and trading revenues.

Revenue decreased $90 million, or 2 percent, from the year-ago quarter to $4.1 billion. Excluding net DVA, revenue decreased $198 million, or 5 percent, to $3.8 billion(J). Net DVA gains were $313 million, compared to $205 million in the year-ago quarter.

Sales and trading revenue was relatively unchanged from the year-ago quarter at $3.5 billion. Excluding net DVA, sales and trading revenue was down 4 percent from the third quarter of 2014 to $3.2 billion as higher equities sales and trading revenue was more than offset by lower FICC sales and trading revenue (I).

Fixed Income, Currencies and Commodities sales and trading revenue, excluding net DVA, decreased 11 percent from the year-ago quarter, due to declines in credit-related businesses, offset in part by improvement in rates products(I). Equities sales and trading revenue, excluding net DVA, increased 12 percent from the year-ago quarter, led by a strong performance in derivatives, reflecting favorable market conditions(I).

Noninterest expense of $2.7 billion decreased $674 million from the year-ago quarter, driven by lower litigation expense. The year-ago quarter included approximately $600 million in litigation expense, the majority of which was non-deductible for tax purposes. Excluding litigation, noninterest expense declined 4 percent, driven by lower revenue-related expenses(K).

Return on average allocated capital was 11 percent in the third quarter of 2015.

Legacy Assets and Servicing (LAS)

	Three Months Ended
(Dollars in millions)	September 30 2015	June 30 2015	September 30 2014
Total revenue, net of interest expense, FTE basis	$841	$1,089	$556
Provision for credit losses	6	57	267
Noninterest expense[1]	1,143	961	6,648
Net income (loss)	$(196)	$45	$(5,114)
Average loans and leases	29,074	30,897	35,238
At period-end
Loans and leases	$27,982	$30,024	$34,484
1 Noninterest expense includes litigation expense of $228 million, $59 million and $5.3 billion for the three months ended September 30, 2015, June 30, 2015 and September 30, 2014.

Business Highlights

•
The number of 60+ days delinquent first-mortgage loans serviced by LAS declined to 114,000 loans at the end of the third quarter of 2015, down 18,000 loans, or 14 percent, from the prior quarter and down 107,000 loans, or 48 percent, from the year-ago quarter.

•
Noninterest expense, excluding litigation, was approximately $0.9 billion in the third quarter of 2015, compared to $0.9 billion in the second quarter of 2015 and $1.3 billion in the third quarter of 2014(B).

Financial Overview

Legacy Assets and Servicing reported a net loss of $196 million in the third quarter of 2015, compared to a net loss of $5.1 billion for the same period in 2014, driven by lower litigation expense. Revenue increased in the third quarter of 2015 as mortgage servicing rights (MSR) net-of-hedge performance improved and the representations and warranties provision declined, partially offset by lower mortgage servicing fees. Mortgage servicing fees were down 27 percent from the year-ago quarter to $345 million as the number of first-lien and second-lien loans serviced by LAS declined from the third quarter of 2014.

The provision for credit losses decreased $261 million from the third quarter of 2014 to $6 million, driven primarily by costs related to the consumer relief portion of the U.S. Department of Justice (DoJ) settlement in the year-ago quarter.

Noninterest expense decreased $5.5 billion from the year-ago quarter to $1.1 billion primarily due to a decrease in litigation expense of $5.1 billion and lower default-related servicing expenses. Excluding litigation, noninterest expense was $0.9 billion in the third quarter of 2015, relatively unchanged from the prior quarter and down $430 million, or 32 percent, from the third quarter of 2014 as the number of 60+ days delinquent first-mortgage loans serviced by LAS declined 48 percent to 114,000 loans(B).

All Other1

	Three Months Ended
(Dollars in millions)	September 30 2015	June 30 2015	September 30 2014
Total revenue, net of interest expense, FTE basis	$(490)	$766	$(43)
Provision for credit losses	(67)	19	(265)
Noninterest expense	80	416	254
Net income	$4	$637	$509
Total average loans	137,827	156,006	199,404

[1]
All Other consists of ALM activities, equity investments, the international consumer card business, liquidating businesses, residual expense allocations and other. ALM activities encompass residential mortgages, debt securities, interest rate and foreign currency risk management activities including the residual net interest income allocation, the impact of certain allocation methodologies and accounting hedge ineffectiveness. Beginning with new originations in 2014, we retain certain residential mortgages in Consumer Banking, consistent with where the overall relationship is managed; previously such mortgages were in All Other. Additionally, certain residential mortgage loans that are managed by Legacy Assets and Servicing are held in All Other. The results of certain ALM activities are allocated to our business segments. Equity investments include our merchant services joint venture as well as Global Principal Investments which is comprised of a portfolio of equity, real estate and other alternative investments.

All Other reported net income of $4 million in the third quarter of 2015, compared to $509 million for the same period a year ago.

Net interest income decreased $570 million from the year-ago quarter, driven by the negative impact of the market-related adjustments on the company's debt securities due to lower long-term interest rates. Noninterest income rose $123 million from the year-ago quarter to $12 million, driven primarily by approximately $400 million in gains on sales of consumer real estate loans, compared to approximately $230 million in in gains in the year-ago quarter. Noninterest income for the third quarter of 2015 also included a charge of $303 million for the payment protection insurance provision (PPI) in the U.K. card business and $385 million in gains of the sale of debt securities. This compares with a PPI charge of $298 million and gains on debt securities of $410 million in the third quarter of 2014.

The provision for credit losses was a benefit of $67 million, compared to a benefit of $265 million in the third quarter of 2014, as the company released reserves at a slower pace compared to the year-ago quarter.

Noninterest expense declined $174 million, reflecting improved litigation and lower personnel and infrastructure costs, partially offset by higher professional fees. The third quarter of 2015 included tax benefits of $507 million, compared with tax benefits of $541 million in the third quarter of 2014.

Credit Quality

	Three Months Ended
(Dollars in millions)	September 30 2015	June 30 2015	September 30 2014
Provision for credit losses	$806	$780	$636
Net charge-offs[1]	932	1,068	1,043
Net charge-off ratio[1,2]	0.42%	0.49%	0.46%
Net charge-off ratio, including PCI write-offs[2]	0.49	0.62	0.57
At period-end
Nonperforming loans, leases and foreclosed properties	$10,336	$11,565	$14,232
Nonperforming loans, leases and foreclosed properties ratio[3]	1.17%	1.31%	1.61%
Allowance for loan and lease losses	$12,657	$13,068	$15,106
Allowance for loan and lease losses ratio[4]	1.44%	1.49%	1.71%

[1]	Excludes write-offs of PCI loans of $148 million, $290 million and $246 million for the three months ended September 30, 2015, June 30, 2015 and September 30, 2014, respectively.

[2]	Net charge-off ratios are calculated as annualized net charge-offs divided by average outstanding loans and leases during the period.

[3]
Nonperforming loans, leases and foreclosed properties ratios are calculated as nonperforming loans, leases and foreclosed properties divided by outstanding loans, leases and foreclosed properties at the end of the period.

[4]	Allowance for loan and lease losses ratio is calculated as allowance for loan and lease losses divided by loans and leases outstanding at the end of the period.
Note: Ratios do not include loans accounted for under the fair value option.

Credit quality remained strong in the third quarter of 2015 with net charge-offs declining across most major portfolios when compared to the year-ago quarter. The balance of 30+ days performing delinquent loans, excluding fully insured loans, declined across most consumer portfolios from the year-ago quarter. Additionally, nonperforming loans, leases and foreclosed properties were down 27 percent from the year-ago period.

Net charge-offs were $932 million in the third quarter of 2015, compared to $1.1 billion in the second quarter of 2015 and $1.0 billion in the third quarter of 2014. The net charge-off ratio improved to 0.42 percent in the third quarter of 2015 from 0.46 percent in the year-ago quarter. The decline in net charge-offs was driven by an improvement primarily in consumer portfolio trends, partially offset by higher commercial charge-offs. The provision for credit losses increased $170 million from the third quarter of 2014 to $806 million. In the third quarter of 2015, the net reserve release was $126 million compared to a net reserve release of $407 million in the third quarter of 2014.

The allowance for loan and lease losses to annualized net charge-off coverage ratio was 3.42 times in the third quarter of 2015, compared with 3.65 times in the third quarter of 2014. Nonperforming loans, leases and foreclosed properties were $10.3 billion at September 30, 2015, a decrease from $11.6 billion at June 30, 2015 and $14.2 billion at September 30, 2014.

Within the commercial loan portfolio, reservable criticized loans increased 15 percent from the year-ago quarter due to certain downgrades in the company's oil and gas portfolio. However, the reservable criticized rate is still below pre-financial crisis levels.

Capital and Liquidity Management1,2,3

(Dollars in billions)	At September 30 2015	At June 30 2015
Basel 3 Transition (under Standardized approach)
Common equity tier 1 capital - Basel 3	$161.6	$158.3
Risk-weighted assets	1,391.7	1,407.9
Common equity tier 1 capital ratio - Basel 3	11.6%	11.2%
Basel 3 Fully Phased-in (under Standardized approach)[2,3]
Common equity tier 1 capital - Basel 3	$153.1	$148.3
Risk-weighted assets	1,414.7	1,433.4
Common equity tier 1 capital ratio - Basel 3	10.8%	10.3%
Basel 3 Fully Phased-in (under Advanced approaches)[2,3]
Common equity tier 1 capital - Basel 3	$153.1	$148.3
Risk-weighted assets	1,397.5	1,427.4
Common equity tier 1 capital ratio - Basel 3	11.0%	10.4%
Pro-forma common equity tier 1 capital ratio - Basel 3[2,3]	9.7%	9.3%

(Dollars in millions, except per share information)	At September 30 2015	At June 30 2015	At September 30 2014
Tangible common equity ratio[4]	7.8%	7.6%	7.2%
Total shareholders’ equity	$255,905	$251,659	$238,681
Common equity ratio	10.9%	10.7%	10.4%
Tangible book value per share[4]	$15.50	$15.02	$14.09
Book value per share	22.41	21.91	20.99

[1]
Regulatory capital ratios are preliminary. Common equity tier 1 (CET1) capital, Tier 1 capital, risk-weighted assets (RWA), CET1 ratio and supplementary leverage ratio (SLR) as shown on a fully phased-in basis are non-GAAP financial measures. For more information, refer to Endnote (C) on page 13. For a reconciliation to GAAP financial measures, refer to page 18 of this press release.

[2]
Bank of America received approval to begin using the Advanced approaches capital framework to determine risk-based capital requirements beginning in the fourth quarter of 2015. As previously disclosed, with the approval to exit parallel, U.S. banking regulators requested modifications to certain internal analytical models including the wholesale (e.g., commercial) credit models which will increase our risk-weighted assets in the fourth quarter of 2015. Including these modifications, the estimated pro-forma CET1 ratio under the Basel 3 Advanced approaches on a fully phased-in basis would be 9.7 percent and 9.3 percent at September 30, 2015 and June 30, 2015, respectively. For more information, refer to Endnote (C) on page 13.

[3]
Basel 3 Advanced approaches estimates assume approval by U.S. banking regulators of our internal analytical models, including approval of the internal models methodology (IMM). As of September 30, 2015, BAC had not received IMM approval.

[4]	Tangible common equity ratio and tangible book value per share are non-GAAP financial measures. For reconciliations to GAAP financial measures, refer to pages 22-24 of this press release.

The Common equity tier 1 capital ratio under the Basel 3 Standardized Transition approach was 11.6 percent at September 30, 2015 and 11.2 percent at June 30, 2015.

While the Basel 3 fully phased-in Standardized and fully phased-in Advanced approaches do not go into effect until 2018, the company is providing the following estimates for comparative purposes.

•	The estimated Common equity tier 1 capital ratio under the Basel 3 Standardized approach on a fully phased-in basis was 10.8 percent at September 30, 2015 and 10.3 percent at June 30, 2015(C).

•	The estimated Common equity tier 1 capital ratio under the Basel 3 Advanced approaches on a fully phased-in basis was 11.0 percent at September 30, 2015 and 10.4 percent at June 30, 2015(C).

On September 3, 2015 the Federal Reserve Board and the Office of the Comptroller of the Currency announced that Bank of America received approval to begin using the Advanced approaches capital framework to determine risk-based capital requirements beginning in the fourth quarter of 2015.

As previously disclosed, with the approval to exit parallel run, U.S. banking regulators requested modifications to certain internal analytical models including the wholesale (e.g., commercial) credit models which increased risk-weighted assets as of October 1, 2015. If the modifications to these models were included, the estimated CET1 ratio under the Basel 3 Advanced approaches on a fully phased-in basis would be approximately 9.7 percent and 9.3 percent, at September 30, 2015 and June 30, 2015, respectively(C).

At September 30, 2015, the estimated fully phased-in supplementary leverage ratio (SLR)(L) for the Bank Holding Company was approximately 6.4 percent, which exceeds the 5.0 percent minimum for bank holding companies, and the estimated fully phased-in SLR for the company's primary banking entity was approximately 7.0 percent at September 30, 2015, which exceeds the 6.0 percent "well capitalized" level.

At September 30, 2015, Global Excess Liquidity Sources totaled $499 billion, compared to $484 billion at June 30, 2015 and $429 billion at September 30, 2014(D). Time-to-required funding was 42 months at September 30, 2015, compared to 40 months at June 30, 2015 and 38 months at September 30, 2014(D). The U.S. Liquidity Coverage Ratio estimate at September 30, 2015 exceeds the fully phased-in 2017 minimum requirement(M).

Period-end common shares issued and outstanding were 10.43 billion at September 30, 2015, 10.47 billion at June 30, 2015 and 10.52 billion at September 30, 2014. The company repurchased approximately $800 million in common stock during the third quarter.

Tangible book value per share(E) was $15.50 at September 30, 2015, compared to $15.02 at June 30, 2015 and $14.09 at September 30, 2014. Book value per share was $22.41 at September 30, 2015, compared to $21.91 at June 30, 2015 and $20.99 at September 30, 2014.
------------------------------
End Notes

(A)
Noninterest expense, excluding litigation expense, is a non-GAAP financial measure. Noninterest expense on a GAAP basis was $13.8 billion, $13.8 billion and $20.1 billion for the three months ended September 30, 2015, June 30, 2015 and September 30, 2014, respectively. Litigation expense was $231 million, $175 million and $6.0 billion for the three months ended September 30, 2015, June 30, 2015 and September 30, 2014, respectively.

(B)
Legacy Assets and Servicing (LAS) noninterest expense, excluding litigation, is a non-GAAP financial measure. LAS noninterest expense was $1.1 billion, $961 million and $6.6 billion for the three months ended September 30, 2015, June 30, 2015 and September 30, 2014, respectively. LAS litigation expense was $228 million, $59 million and $5.3 billion in the three months ended September 30, 2015, June 30, 2015 and September 30, 2014, respectively.

(C)
Fully phased-in estimates are non-GAAP financial measures. For a reconciliation to GAAP financial measures, refer to page 18 of this press release. On January 1, 2014, the Basel 3 rules became effective, subject to transition provisions primarily related to regulatory deductions and adjustments impacting Common equity tier 1 (CET1) capital and Tier 1 capital. Bank of America received approval to begin using the Advanced approaches capital framework to determine risk-based capital requirements beginning in the fourth quarter of 2015. As previously disclosed, with the approval to exit parallel, U.S. banking regulators requested modifications to certain internal analytical models including the wholesale (e.g., commercial) credit models which will increase our risk-weighted assets in the fourth quarter of 2015. Including these modifications, the estimated pro-forma CET1 ratio under the Basel 3 Advanced approaches on a fully phased-in basis would be 9.7 percent and 9.3 percent at September 30, 2015 and June 30, 2015, respectively. Basel 3 Advanced approaches estimates assume approval by U.S. banking regulators of our internal analytical models, including approval of the internal models methodology (IMM). As of September 30, 2015, BAC had not received IMM approval.

(D)
Global Excess Liquidity Sources include cash and high-quality, liquid, unencumbered securities, limited to U.S. government securities, U.S. agency securities, U.S. agency MBS, and a select group of non-U.S. government and supranational securities, and are readily available to meet funding requirements as they arise. It does not include Federal Reserve Discount Window or Federal Home Loan Bank borrowing capacity. Transfers of liquidity from the bank or other regulated entities are subject to certain regulatory restrictions. Time-to-required funding is a debt coverage measure and is expressed as the number of months unsecured holding company obligations of Bank of America Corporation can be met using only the parent company’s Global Excess Liquidity Sources without issuing debt or sourcing additional liquidity. We define unsecured contractual obligations for purposes of this metric as maturities of senior or subordinated debt issued or guaranteed by Bank of America Corporation. We have included in the amount of unsecured contractual obligations the $8.6 billion liability, including estimated costs, for settlements, primarily for the previously announced BNY Mellon private-label securitization settlement.

(E)	Tangible book value per share of common stock is a non-GAAP financial measure. For more information, refer to pages 22-24 of this press release.

(F)	Return on average tangible common equity is a non-GAAP financial measure. For more information, refer to pages 22-24 of this press release.

(G)
Fully taxable-equivalent (FTE) basis for the corporation is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 22-24 of this press release. Net interest income on a GAAP basis was $9.5 billion, $10.5 billion and $10.2 billion for the three months ended September 30, 2015, June 30, 2015 and September 30, 2014, respectively. Net interest income on an FTE basis, excluding market-related adjustments, represents a non-GAAP financial measure. Market-related adjustments of premium amortization expense and hedge ineffectiveness were ($0.6) billion, $0.7 billion and ($0.1) billion for the three months ended September 30, 2015, June 30, 2015 and September 30, 2014, respectively. Total revenue, net of interest expense, on a GAAP basis was $20.7 billion, $22.1 billion and $21.2 billion for the three months ended September 30, 2015, June 30, 2015 and September 30, 2014, respectively. Net DVA gains were $313 million, $102 million and $205 million for the three months ended September 30, 2015, June 30, 2015 and September 30, 2014, respectively.

(H)	Rankings per Dealogic as of October 5, 2015 for the quarter ended September 30, 2015.

(I)
Sales and Trading revenue, excluding DVA, is a non-GAAP financial measure. Sales and trading net DVA gains were $313 million and $205 million for the three months ended September 30, 2015 and 2014, respectively. Equities net DVA gains were $35 million and $72 million for the three months ended September 30, 2015 and 2014. FICC net DVA gains were $278 million and $133 million for the three months ended September 30, 2015 and September 30, 2014, respectively.

(J)	Global Markets revenue, excluding net DVA, is a non-GAAP financial measure. Net DVA gains were $313 million and $205 million for the three months ended September 30, 2015 and 2014, respectively.

(K)
Global Markets noninterest expense, excluding litigation expense, is a non-GAAP financial measure. Global Markets noninterest expense was $2.7 billion and $3.4 billion for the three months ended September 30, 2015 and 2014, respectively. Global Markets litigation expense was $32 million and $601 million for the three months ended September 30, 2015 and 2014, respectively.

(L)
The estimated supplementary leverage ratio is measured using quarter-end Tier 1 capital as the numerator, calculated under Basel 3 on a fully phased-in basis. The denominator is supplementary leverage exposure based on the daily average of the sum of on-balance sheet exposures less permitted Tier 1 deductions, as well as the simple average of certain off-balance sheet exposures, as of the end of each month in a quarter. Off-balance sheet exposures include lending commitments, letters of credit, OTC derivatives, repo-style transactions and margin loan commitments. At September 30, 2015, the estimated SLR for the Bank Holding Company on a transition basis was 6.5 percent. Differences between fully phased-in and transitional supplementary leverage exposures are immaterial.

(M)	The Liquidity Coverage Ratio (LCR) estimates are based on our current understanding of the final U.S. LCR rules which were issued on September 3, 2014.

Note: Chief Executive Officer Brian Moynihan and Chief Financial Officer Paul Donofrio will discuss third-quarter 2015 results in a conference call at 8:30 a.m. ET today.
The presentation and supporting materials can be accessed on the Bank of America Investor Relations website at http://investor.bankofamerica.com. For a listen-only connection to the conference call, dial 1.877.200.4456 (U.S.) or 1.785.424.1732 (international), and the conference ID is: 79795. Please dial in 10 minutes prior to the start of the call.
A replay will be available via webcast through the Bank of America Investor Relations website. A replay will also be available beginning at noon ET on October 14 through 11:59 p.m. ET on October 22 by telephone at 1.800.753.8546 (U.S.) or 1.402.220.0685 (international).

Bank of America
Bank of America is one of the world's leading financial institutions, serving individual consumers, small and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 47 million consumer and small business relationships with approximately 4,700 retail financial centers, approximately 16,100 ATMs, and award-winning online banking with 32 million active users and more than 18 million mobile users. Bank of America is among the world's leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 3 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in all 50 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and more than 35 countries. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.
Forward-looking Statements
Bank of America and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” Forward-looking statements represent Bank of America's current expectations, plans or forecasts of its future results and revenues, and future business and economic conditions more generally, and other future matters. These statements are not guarantees of future results or performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict and are often beyond Bank of America's control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.
You should not place undue reliance on any forward-looking statement and should consider the following uncertainties and risks, as well as the risks and uncertainties more fully discussed under Item 1A. Risk Factors of Bank of America's 2014 Annual Report on Form 10-K, and in any of Bank of America's subsequent Securities and Exchange Commission filings: the Company's ability to resolve representations and warranties repurchase and related claims, including claims brought by investors or trustees seeking to distinguish certain aspects of the ACE Securities Corp. v. DB Structured Products, Inc. (ACE) ruling or to assert other claims seeking to avoid the impact of the ACE ruling; the possibility that the Company could face related servicing, securities, fraud, indemnity, contribution or other claims from one or more counterparties, including trustees, purchasers of loans, underwriters, issuers, other parties involved in securitizations, monolines or private-label and other investors; the possibility that future representations and warranties losses may occur in excess of the Company's recorded liability and estimated range of possible loss for its representations and warranties exposures; the possibility that the Company may not collect mortgage insurance claims; potential claims, damages, penalties, fines and reputational damage resulting from pending or future litigation and regulatory proceedings, including the possibility that amounts may be in excess of the Company’s recorded liability and estimated range of possible losses for litigation exposures; the possibility that the European Commission will impose remedial measures in relation to its investigation of the Company's competitive practices; the possible outcome of LIBOR, other reference rate and foreign exchange inquiries and investigations; uncertainties about the financial stability and growth rates of non-U.S. jurisdictions, the risk that those jurisdictions may face difficulties servicing their sovereign debt, and related stresses on financial markets, currencies and trade, and the Company's exposures to such risks, including direct, indirect and operational; the impact of U.S. and global interest rates, currency exchange rates and economic conditions; the impact on the Company's business, financial condition and results of operations of a potential higher interest rate environment; adverse changes to the Company's credit ratings from the major credit rating agencies; estimates of the fair value of certain of the Company's assets and liabilities; uncertainty regarding the content, timing and impact of regulatory capital and liquidity requirements, including the potential adoption of total loss-absorbing capacity requirements; the potential for payment protection insurance exposure to increase as a result of Financial Conduct Authority actions; the possible impact of Federal Reserve actions on the Company’s capital plans; the impact of implementation and compliance with new and evolving U.S. and international regulations, including but not limited to recovery and resolution planning requirements, the Volcker Rule, and derivatives regulations; the impact of recent proposed U.K. tax law changes, including a reduction to the U.K. corporate tax rate and the creation of a bank surcharge tax, which together, if enacted, will result in a tax charge upon enactment and higher tax expense going forward, as well as a reduction in the bank levy; a failure in or breach of the Company’s operational or security systems or infrastructure, or those of third parties, including as a result of cyber attacks; and other similar matters.
Forward-looking statements speak only as of the date they are made, and Bank of America undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.
BofA Global Capital Management Group, LLC (BofA Global Capital Management) is an asset management division of Bank of America Corporation. BofA Global Capital Management entities furnish investment management services and products for institutional and individual investors.
Bank of America Merrill Lynch is the marketing name for the Global Banking and Global Markets businesses of Bank of America Corporation. Lending, derivatives and other commercial banking activities are performed by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, financial advisory and other investment banking activities are performed by investment banking affiliates of Bank of America Corporation (Investment Banking Affiliates), including Merrill Lynch, Pierce, Fenner & Smith Incorporated, which are registered broker-dealers and members of FINRA and SIPC. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed. Bank of America Corporation's broker-dealers are not banks and are separate legal entities from their bank affiliates. The obligations of the broker-dealers are not obligations of their bank affiliates (unless explicitly stated otherwise), and these bank affiliates are not responsible for securities sold, offered or recommended by the broker-dealers. The foregoing also applies to other non-bank affiliates.
For more Bank of America news, visit the Bank of America newsroom at http://newsroom.bankofamerica.com.
www.bankofamerica.com

Bank of America Corporation and Subsidiaries
Selected Financial Data
(Dollars in millions, except per share data; shares in thousands)

Summary Income Statement	Nine Months Ended September 30		Third Quarter 2015	Second Quarter 2015	Third Quarter 2014
	2015	2014
Net interest income	$29,450	$30,317	$9,511	$10,488	$10,219
Noninterest income	34,551	35,205	11,171	11,629	10,990
Total revenue, net of interest expense	64,001	65,522	20,682	22,117	21,209
Provision for credit losses	2,351	2,056	806	780	636
Noninterest expense	43,320	60,921	13,807	13,818	20,142
Income before income taxes	18,330	2,545	6,069	7,519	431
Income tax expense	5,145	762	1,561	2,199	663
Net income (loss)	$13,185	$1,783	$4,508	$5,320	$(232)
Preferred stock dividends	1,153	732	441	330	238
Net income (loss) applicable to common shareholders	$12,032	$1,051	$4,067	$4,990	$(470)

Common shares issued	3,983	25,218	36	88	69
Average common shares issued and outstanding	10,483,466	10,531,688	10,444,291	10,488,137	10,515,790
Average diluted common shares issued and outstanding (1)	11,234,125	10,587,841	11,197,203	11,238,060	10,515,790

Summary Average Balance Sheet
Total debt securities	$388,007	$345,194	$394,420	$386,357	$359,653
Total loans and leases	878,921	910,360	882,841	881,415	899,241
Total earning assets	1,822,720	1,819,247	1,847,396	1,815,892	1,813,482
Total assets	2,153,289	2,148,298	2,168,993	2,151,966	2,136,109
Total deposits	1,145,686	1,124,777	1,159,231	1,146,789	1,127,488
Common shareholders' equity	228,609	222,598	231,620	228,780	222,374
Total shareholders' equity	250,260	236,806	253,893	251,054	238,040

Performance Ratios
Return on average assets	0.82%	0.11%	0.82%	0.99%	n/m
Return on average tangible common shareholders' equity (2)	10.29	0.94	10.11	12.78	n/m

Per common share information
Earnings (loss)	$1.15	$0.10	$0.39	$0.48	$(0.04)
Diluted earnings (loss) (1)	1.09	0.10	0.37	0.45	(0.04)
Dividends paid	0.15	0.07	0.05	0.05	0.05
Book value	22.41	20.99	22.41	21.91	20.99
Tangible book value (2)	15.50	14.09	15.50	15.02	14.09

			September 30 2015	June 30 2015	September 30 2014
Summary Period-End Balance Sheet
Total debt securities			$391,651	$392,379	$368,124
Total loans and leases			887,689	886,449	891,315
Total earning assets			1,826,310	1,807,112	1,783,051
Total assets			2,153,006	2,149,034	2,123,613
Total deposits			1,162,009	1,149,560	1,111,981
Common shareholders' equity			233,632	229,386	220,768
Total shareholders' equity			255,905	251,659	238,681
Common shares issued and outstanding			10,427,305	10,471,837	10,515,894

Credit Quality	Nine Months Ended September 30		Third Quarter 2015	Second Quarter 2015	Third Quarter 2014
	2015	2014
Total net charge-offs	$3,194	$3,504	$932	$1,068	$1,043
Net charge-offs as a percentage of average loans and leases outstanding (3)	0.49%	0.52%	0.42%	0.49%	0.46%
Provision for credit losses	$2,351	$2,056	$806	$780	$636

			September 30 2015	June 30 2015	September 30 2014

Total nonperforming loans, leases and foreclosed properties (4)			$10,336	$11,565	$14,232
Nonperforming loans, leases and foreclosed properties as a percentage of total loans, leases and foreclosed properties (3)			1.17%	1.31%	1.61%
Allowance for loan and lease losses			$12,657	$13,068	$15,106
Allowance for loan and lease losses as a percentage of total loans and leases outstanding (3)			1.44%	1.49%	1.71%

For footnotes see page 18.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Selected Financial Data (continued)
(Dollars in millions)
	Basel 3 Standardized Transition
Capital Management	September 30 2015	June 30 2015	September 30 2014

Risk-based capital metrics (5, 6):
Common equity tier 1 capital	$161,649	$158,326	$152,444
Common equity tier 1 capital ratio	11.6%	11.2%	12.0%
Tier 1 leverage ratio	8.5	8.5	7.9

Tangible equity ratio (7)	8.8	8.6	8.1
Tangible common equity ratio (7)	7.8	7.6	7.2

Regulatory Capital Reconciliations (5, 8, 9)	September 30 2015	June 30 2015	September 30 2014
Regulatory capital – Basel 3 transition to fully phased-in
Common equity tier 1 capital (transition) (6)	$161,649	$158,326	$152,444
Deferred tax assets arising from net operating loss and tax credit carryforwards phased in during transition	(5,554)	(5,706)	(10,502)
Accumulated OCI phased in during transition	(1,018)	(1,884)	(2,399)
Intangibles phased in during transition	(1,654)	(1,751)	(2,697)
Defined benefit pension fund assets phased in during transition	(470)	(476)	(664)
DVA related to liabilities and derivatives phased in during transition	228	384	974
Other adjustments and deductions phased in during transition	(92)	(587)	(2,050)
Common equity tier 1 capital (fully phased-in)	$153,089	$148,306	$135,106

Risk-weighted assets – As reported to Basel 3 (fully phased-in)
As reported risk-weighted assets (6)	$1,391,672	$1,407,891	$1,271,723
Change in risk-weighted assets from reported to fully phased-in	22,989	25,460	146,516
Basel 3 Standardized approach risk-weighted assets (fully phased-in)	1,414,661	1,433,351	1,418,239
Change in risk-weighted assets for advanced models	(17,157)	(5,963)	(8,375)
Basel 3 Advanced approaches risk-weighted assets (fully phased-in)	$1,397,504	$1,427,388	$1,409,864

Regulatory capital ratios
Basel 3 Standardized approach Common equity tier 1 (transition) (6)	11.6%	11.2%	12.0%
Basel 3 Standardized approach Common equity tier 1 (fully phased-in)	10.8	10.3	9.5
Basel 3 Advanced approaches Common equity tier 1 (fully phased-in)	11.0	10.4	9.6

(1)
The diluted earnings (loss) per common share excludes the effect of any equity instruments that are antidilutive to earnings per share. There were no potential common shares that were dilutive in the third quarter of 2014 because of net loss applicable to common shareholders.

(2)
Return on average tangible common shareholders' equity and tangible book value per share of common stock are non-GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate non-GAAP financial measures differently. See Reconciliations to GAAP Financial Measures on pages 22-24.

(3)	Ratios do not include loans accounted for under the fair value option during the period. Charge-off ratios are annualized for the quarterly presentation.

(4)
Balances do not include past due consumer credit card, consumer loans secured by real estate where repayments are insured by the Federal Housing Administration and individually insured long-term stand-by agreements (fully-insured home loans), and in general, other consumer and commercial loans not secured by real estate; purchased credit-impaired loans even though the customer may be contractually past due; nonperforming loans held-for-sale; nonperforming loans accounted for under the fair value option; and nonaccruing troubled debt restructured loans removed from the purchased credit-impaired portfolio prior to January 1, 2010.

(5)	Regulatory capital ratios are preliminary.

(6)
Common equity tier 1 capital ratios at September 30, 2015 and June 30, 2015 reflect the migration of the risk-weighted assets calculation from the general risk-based approach to the Basel 3 Standardized approach, and Common equity tier 1 capital includes the 2015 phase-in of regulatory capital transition provisions.

(7)
Tangible equity ratio equals period-end tangible shareholders' equity divided by period-end tangible assets. Tangible common equity ratio equals period-end tangible common shareholders' equity divided by period-end tangible assets. Tangible shareholders' equity and tangible assets are non-GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate non-GAAP financial measures differently. See Reconciliations to GAAP Financial Measures on pages 22-24.

(8)
Bank of America received approval to begin using the Advanced approaches capital framework to determine risk-based capital requirements beginning in the fourth quarter of 2015. As previously disclosed, with the approval to exit parallel, U.S. banking regulators requested modifications to certain internal analytical models including the wholesale (e.g., commercial) credit models, which will increase our risk-weighted assets in the fourth quarter of 2015. Including these modifications, the estimated pro-forma risk-weighted assets and Common equity tier 1 capital ratio under the Basel 3 Advanced approaches on a fully phased-in basis would be $1,570 billion and 9.7 percent at September 30, 2015.

(9)
Fully phased-in estimates are non-GAAP financial measures. For reconciliations to GAAP financial measures, see above. Basel 3 fully phased-in Advanced approaches estimates assume approval by U.S. banking regulators of our internal analytical models, including approval of the internal models methodology. As of September 30, 2015, we had not received internal models methodology approval.

n/m = not meaningful

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Quarterly Results by Business Segment
(Dollars in millions)
	Third Quarter 2015
	Consumer Banking	GWIM	Global Banking	Global Markets	Legacy Assets & Servicing	All Other
Total revenue, net of interest expense (FTE basis) (1)	$7,832	$4,468	$4,191	$4,071	$841	$(490)
Provision for credit losses	648	(2)	179	42	6	(67)
Noninterest expense	4,434	3,447	2,020	2,683	1,143	80
Net income (loss)	1,759	656	1,277	1,008	(196)	4
Return on average allocated capital (2)	24%	22%	14%	11%	n/m	n/m
Balance Sheet
Average
Total loans and leases	$206,337	$133,168	$310,043	$66,392	$29,074	$137,827
Total deposits	548,895	243,980	296,321	37,050	n/m	22,605
Allocated capital (2)	29,000	12,000	35,000	35,000	24,000	n/m
Period end
Total loans and leases	$208,981	$134,630	$315,224	$70,159	$27,982	$130,713
Total deposits	551,539	246,172	297,644	36,019	n/m	21,771

	Second Quarter 2015
	Consumer Banking	GWIM	Global Banking	Global Markets	Legacy Assets & Servicing	All Other
Total revenue, net of interest expense (FTE basis) (1)	$7,544	$4,573	$4,106	$4,267	$1,089	$766
Provision for credit losses	506	15	177	6	57	19
Noninterest expense	4,318	3,459	1,932	2,732	961	416
Net income	1,706	689	1,251	992	45	637
Return on average allocated capital (2)	24%	23%	14%	11%	1%	n/m
Balance Sheet
Average
Total loans and leases	$201,703	$130,270	$300,631	$61,908	$30,897	$156,006
Total deposits	545,454	239,974	288,117	39,718	n/m	22,482
Allocated capital (2)	29,000	12,000	35,000	35,000	24,000	n/m
Period end
Total loans and leases	$204,380	$132,377	$307,085	$66,026	$30,024	$146,557
Total deposits	547,343	237,624	292,261	39,326	n/m	22,964

	Third Quarter 2014
	Consumer Banking	GWIM	Global Banking	Global Markets	Legacy Assets & Servicing	All Other
Total revenue, net of interest expense (FTE basis) (1)	$7,749	$4,666	$4,345	$4,161	$556	$(43)
Provision for credit losses	668	(15)	(64)	45	267	(265)
Noninterest expense	4,462	3,405	2,016	3,357	6,648	254
Net income (loss)	1,669	812	1,521	371	(5,114)	509
Return on average allocated capital (2)	22%	27%	18%	4%	n/m	n/m
Balance Sheet
Average
Total loans and leases	$197,374	$121,002	$283,264	$62,959	$35,238	$199,404
Total deposits	514,549	239,352	291,927	39,345	n/m	29,879
Allocated capital (2)	30,000	12,000	33,500	34,000	17,000	n/m
Period end
Total loans and leases	$198,467	$122,395	$284,908	$62,705	$34,484	$188,356
Total deposits	515,580	238,710	282,325	39,133	n/m	25,419

(1)
Fully taxable-equivalent basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

(2) Return on average allocated capital is calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital. Allocated capital and the related return are non-GAAP financial measures. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the segments. Other companies may define or calculate these measures differently. (See Exhibit A: Non-GAAP Reconciliations - Reconciliations to GAAP Financial Measures on pages 22-24.)

n/m = not meaningful

Certain prior period amounts have been reclassified among the segments to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Year-to-Date Results by Business Segment
(Dollars in millions)
	Nine Months Ended September 30, 2015
	Consumer Banking	GWIM	Global Banking	Global Markets	Legacy Assets & Servicing	All Other
Total revenue, net of interest expense (FTE basis) (1)	$22,826	$13,558	$12,567	$12,961	$2,844	$(77)
Provision for credit losses	1,870	36	452	69	154	(230)
Noninterest expense	13,141	10,366	5,952	8,556	3,307	1,998
Net income (loss)	4,940	1,995	3,895	2,944	(390)	(199)
Return on average allocated capital (2)	23%	22%	15%	11%	n/m	n/m
Balance Sheet
Average
Total loans and leases	$202,565	$129,881	$300,141	$61,798	$30,782	$153,754
Total deposits	541,969	242,507	290,327	38,813	n/m	21,508
Allocated capital (2)	29,000	12,000	35,000	35,000	24,000	n/m
Period end
Total loans and leases	$208,981	$134,630	$315,224	$70,159	$27,982	$130,713
Total deposits	551,539	246,172	297,644	36,019	n/m	21,771

	Nine Months Ended September 30, 2014
	Consumer Banking	GWIM	Global Banking	Global Markets	Legacy Assets & Servicing	All Other
Total revenue, net of interest expense (FTE basis) (1)	$23,049	$13,802	$13,293	$13,801	$2,042	$174
Provision for credit losses	2,027	—	353	83	240	(647)
Noninterest expense	13,446	10,213	6,200	9,341	19,287	2,434
Net income (loss)	4,781	2,264	4,249	2,780	(12,737)	446
Return on average allocated capital (2)	21%	25%	17%	11%	n/m	n/m
Balance Sheet
Average
Total loans and leases	$196,408	$118,505	$286,309	$63,409	$36,672	$209,057
Total deposits	511,214	240,716	286,633	40,769	n/m	33,759
Allocated capital (2)	30,000	12,000	33,500	34,000	17,000	n/m
Period end
Total loans and leases	$198,467	$122,395	$284,908	$62,705	$34,484	$188,356
Total deposits	515,580	238,710	282,325	39,133	n/m	25,419

(1)
Fully taxable-equivalent basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

(2) Return on average allocated capital is calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital. Allocated capital and the related return are non-GAAP financial measures. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the segments. Other companies may define or calculate these measures differently. (See Exhibit A: Non-GAAP Reconciliations - Reconciliations to GAAP Financial Measures on pages 22-24.)

n/m = not meaningful

Certain prior period amounts have been reclassified among the segments to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Supplemental Financial Data
(Dollars in millions)

Fully taxable-equivalent (FTE) basis data (1)	Nine Months Ended September 30		Third Quarter 2015	Second Quarter 2015	Third Quarter 2014
	2015	2014
Net interest income	$30,128	$30,956	$9,742	$10,716	$10,444
Total revenue, net of interest expense	64,679	66,161	20,913	22,345	21,434
Net interest yield	2.21%	2.27%	2.10%	2.37%	2.29%
Efficiency ratio	66.98	92.08	66.03	61.84	93.97

Other Data			September 30 2015	June 30 2015	September 30 2014
Number of financial centers - U.S.			4,741	4,789	4,947
Number of branded ATMs - U.S.			16,062	15,992	15,671
Ending full-time equivalent employees			215,193	216,679	229,538

(1)
FTE basis is a non-GAAP financial measure. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes. See Reconciliations to GAAP Financial Measures on pages 22-24.

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures
(Dollars in millions)

The Corporation evaluates its business based on a fully taxable-equivalent basis, a non-GAAP financial measure. The Corporation believes managing the business with net interest income on a fully taxable-equivalent basis provides a more accurate picture of the interest margin for comparative purposes. Total revenue, net of interest expense, includes net interest income on a fully taxable-equivalent basis and noninterest income. The Corporation views related ratios and analyses (i.e., efficiency ratios and net interest yield) on a fully taxable-equivalent basis. To derive the fully taxable-equivalent basis, net interest income is adjusted to reflect tax-exempt income on an equivalent before-tax basis with a corresponding increase in income tax expense. For purposes of this calculation, the Corporation uses the federal statutory tax rate of 35 percent. This measure ensures comparability of net interest income arising from taxable and tax-exempt sources. The efficiency ratio measures the costs expended to generate a dollar of revenue, and net interest yield measures the basis points the Corporation earns over the cost of funds.

The Corporation also evaluates its business based on the following ratios that utilize tangible equity, a non-GAAP financial measure. Tangible equity represents an adjusted shareholders' equity or common shareholders' equity amount which has been reduced by goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Return on average tangible common shareholders' equity measures the Corporation's earnings contribution as a percentage of adjusted average common shareholders' equity. The tangible common equity ratio represents adjusted ending common shareholders' equity divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Return on average tangible shareholders' equity measures the Corporation's earnings contribution as a percentage of adjusted average total shareholders' equity. The tangible equity ratio represents adjusted ending shareholders' equity divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Tangible book value per common share represents adjusted ending common shareholders' equity divided by ending common shares outstanding. These measures are used to evaluate the Corporation's use of equity. In addition, profitability, relationship and investment models all use return on average tangible shareholders' equity as key measures to support our overall growth goals.

In addition, the Corporation periodically reviews capital allocated to its businesses and allocates capital annually during the strategic and capital planning processes. We utilize a methodology that considers the effect of regulatory capital requirements in addition to internal risk-based capital models. The Corporation's internal risk-based capital models use a risk-adjusted methodology incorporating each segment's credit, market, interest rate, business and operational risk components. Return on average allocated capital is calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital. Allocated capital and the related return both represent non-GAAP financial measures. Allocated capital is reviewed periodically and refinements are made based on multiple considerations that include, but are not limited to, risk-weighted assets measured under Basel 3 Standardized and Advanced approaches, business segment exposures and risk profile, and strategic plans. As part of this process, in 2015, the Corporation adjusted the amount of capital being allocated to its business segments, primarily Legacy Assets & Servicing.

See the tables below and on pages 23-24 for reconciliations of these non-GAAP financial measures to financial measures defined by GAAP for the nine months ended September 30, 2015 and 2014 and the three months ended September 30, 2015, June 30, 2015 and September 30, 2014. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate supplemental financial data differently.

	Nine Months Ended September 30		Third Quarter 2015	Second Quarter 2015	Third Quarter 2014
	2015	2014
Reconciliation of net interest income to net interest income on a fully taxable-equivalent basis
Net interest income	$29,450	$30,317	$9,511	$10,488	$10,219
Fully taxable-equivalent adjustment	678	639	231	228	225
Net interest income on a fully taxable-equivalent basis	$30,128	$30,956	$9,742	$10,716	$10,444

Reconciliation of total revenue, net of interest expense to total revenue, net of interest expense on a fully taxable-equivalent basis
Total revenue, net of interest expense	$64,001	$65,522	$20,682	$22,117	$21,209
Fully taxable-equivalent adjustment	678	639	231	228	225
Total revenue, net of interest expense on a fully taxable-equivalent basis	$64,679	$66,161	$20,913	$22,345	$21,434

Reconciliation of income tax expense to income tax expense on a fully taxable-equivalent basis
Income tax expense	$5,145	$762	$1,561	$2,199	$663
Fully taxable-equivalent adjustment	678	639	231	228	225
Income tax expense on a fully taxable-equivalent basis	$5,823	$1,401	$1,792	$2,427	$888

Reconciliation of average common shareholders' equity to average tangible common shareholders' equity
Common shareholders' equity	$228,609	$222,598	$231,620	$228,780	$222,374
Goodwill	(69,775)	(69,818)	(69,774)	(69,775)	(69,792)
Intangible assets (excluding mortgage servicing rights)	(4,307)	(5,232)	(4,099)	(4,307)	(4,992)
Related deferred tax liabilities	1,885	2,114	1,811	1,885	2,077
Tangible common shareholders' equity	$156,412	$149,662	$159,558	$156,583	$149,667

Reconciliation of average shareholders' equity to average tangible shareholders' equity
Shareholders' equity	$250,260	$236,806	$253,893	$251,054	$238,040
Goodwill	(69,775)	(69,818)	(69,774)	(69,775)	(69,792)
Intangible assets (excluding mortgage servicing rights)	(4,307)	(5,232)	(4,099)	(4,307)	(4,992)
Related deferred tax liabilities	1,885	2,114	1,811	1,885	2,077
Tangible shareholders' equity	$178,063	$163,870	$181,831	$178,857	$165,333

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures (continued)
(Dollars in millions, except per share data; shares in thousands)
	Nine Months Ended September 30		Third Quarter 2015	Second Quarter 2015	Third Quarter 2014
	2015	2014
Reconciliation of period-end common shareholders' equity to period-end tangible common shareholders' equity
Common shareholders' equity	$233,632	$220,768	$233,632	$229,386	$220,768
Goodwill	(69,761)	(69,784)	(69,761)	(69,775)	(69,784)
Intangible assets (excluding mortgage servicing rights)	(3,973)	(4,849)	(3,973)	(4,188)	(4,849)
Related deferred tax liabilities	1,762	2,019	1,762	1,813	2,019
Tangible common shareholders' equity	$161,660	$148,154	$161,660	$157,236	$148,154

Reconciliation of period-end shareholders' equity to period-end tangible shareholders' equity
Shareholders' equity	$255,905	$238,681	$255,905	$251,659	$238,681
Goodwill	(69,761)	(69,784)	(69,761)	(69,775)	(69,784)
Intangible assets (excluding mortgage servicing rights)	(3,973)	(4,849)	(3,973)	(4,188)	(4,849)
Related deferred tax liabilities	1,762	2,019	1,762	1,813	2,019
Tangible shareholders' equity	$183,933	$166,067	$183,933	$179,509	$166,067

Reconciliation of period-end assets to period-end tangible assets
Assets	$2,153,006	$2,123,613	$2,153,006	$2,149,034	$2,123,613
Goodwill	(69,761)	(69,784)	(69,761)	(69,775)	(69,784)
Intangible assets (excluding mortgage servicing rights)	(3,973)	(4,849)	(3,973)	(4,188)	(4,849)
Related deferred tax liabilities	1,762	2,019	1,762	1,813	2,019
Tangible assets	$2,081,034	$2,050,999	$2,081,034	$2,076,884	$2,050,999

Book value per share of common stock
Common shareholders' equity	$233,632	$220,768	$233,632	$229,386	$220,768
Ending common shares issued and outstanding	10,427,305	10,515,894	10,427,305	10,471,837	10,515,894
Book value per share of common stock	$22.41	$20.99	$22.41	$21.91	$20.99

Tangible book value per share of common stock
Tangible common shareholders' equity	$161,660	$148,154	$161,660	$157,236	$148,154
Ending common shares issued and outstanding	10,427,305	10,515,894	10,427,305	10,471,837	10,515,894
Tangible book value per share of common stock	$15.50	$14.09	$15.50	$15.02	$14.09

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures (continued)
(Dollars in millions)
	Nine Months Ended September 30		Third Quarter 2015	Second Quarter 2015	Third Quarter 2014
	2015	2014
Reconciliation of return on average allocated capital (1)

Consumer Banking
Reported net income	$4,940	$4,781	$1,759	$1,706	$1,669
Adjustment related to intangibles (2)	3	3	1	1	1
Adjusted net income	$4,943	$4,784	$1,760	$1,707	$1,670

Average allocated equity (3)	$59,330	$60,401	$59,312	$59,330	$60,385
Adjustment related to goodwill and a percentage of intangibles	(30,330)	(30,401)	(30,312)	(30,330)	(30,385)
Average allocated capital	$29,000	$30,000	$29,000	$29,000	$30,000

Global Wealth & Investment Management
Reported net income	$1,995	$2,264	$656	$689	$812
Adjustment related to intangibles (2)	9	10	3	3	3
Adjusted net income	$2,004	$2,274	$659	$692	$815

Average allocated equity (3)	$22,135	$22,223	$22,132	$22,106	$22,204
Adjustment related to goodwill and a percentage of intangibles	(10,135)	(10,223)	(10,132)	(10,106)	(10,204)
Average allocated capital	$12,000	$12,000	$12,000	$12,000	$12,000

Global Banking
Reported net income	$3,895	$4,249	$1,277	$1,251	$1,521
Adjustment related to intangibles (2)	1	1	1	—	—
Adjusted net income	$3,896	$4,250	$1,278	$1,251	$1,521

Average allocated equity (3)	$58,934	$57,432	$58,947	$58,978	$57,421
Adjustment related to goodwill and a percentage of intangibles	(23,934)	(23,932)	(23,947)	(23,978)	(23,921)
Average allocated capital	$35,000	$33,500	$35,000	$35,000	$33,500

Global Markets
Reported net income	$2,944	$2,780	$1,008	$992	$371
Adjustment related to intangibles (2)	9	7	5	2	2
Adjusted net income	$2,953	$2,787	$1,013	$994	$373

Average allocated equity (3)	$40,405	$39,394	$40,351	$40,432	$39,401
Adjustment related to goodwill and a percentage of intangibles	(5,405)	(5,394)	(5,351)	(5,432)	(5,401)
Average allocated capital	$35,000	$34,000	$35,000	$35,000	$34,000

(1)	There are no adjustments to reported net income (loss) or average allocated equity for Legacy Assets & Servicing.

(2)	Represents cost of funds, earnings credits and certain expenses related to intangibles.

(3)	Average allocated equity is comprised of average allocated capital plus capital for the portion of goodwill and intangibles specifically assigned to the business segment.

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.